EXHIBIT 10.11.2
FIRST AMENDMENT
TO
FERRO CORPORATION DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
     WHEREAS, Ferro Corporation (the “Corporation”) established the Ferro Corporation Deferred Compensation Plan for Non-Employee Directors effective as of January 1, 1995 (the “Plan”); and
     WHEREAS, pursuant to Article IV of the Plan, the Corporation reserved the right to amend the Plan; and
     WHEREAS, the Corporation desires to amend the Plan;
     NOW, THEREFORE, effective as of July 1, 2001, the Corporation amends Section 2.3(a) of the Plan to read as follows:
(a)	The Stock then credited to a Participant’s Account and allocated to the Trust’s separate account thereto shall, as determined by the Corporation in its sole discretion after consultation with the Participant (or, if applicable, with the Participant’s Beneficiary), be distributed in kind (i.e., in shares of Stock) to the Participant (or, if applicable, to the Participant’s Beneficiary) EITHER (1) in a single distribution as soon as administratively feasible after (i) the nine (9) month anniversary of the date on which the Participant ceases to be a Director, or (ii) the date of the Participant’s death, OR (2) in substantially equal monthly, or semiannual, or annual installments over a period not in excess of ten (10) years commencing as soon as administratively feasible.
     IN WITNESS WHEREOF, the Corporation has executed this First Amendment to Ferro Corporation Deferred Compensation Plan for Non-Employee Directors in multiple counterparts at Cleveland, Ohio, effective as of July 1, 2001, but on the date indicated below.

FERRO CORPORATION

By:

Title:

Date: